Filed pursuant to Rule 424(b)(3)

File No. 333-236896

A&Q LONG/SHORT STRATEGIES FUND LLC

PROSPECTUS SUPPLEMENT

dated AUGUST 11, 2020

The information set forth below supplements and supersedes any contrary information contained in the Fund's prospectus dated May 1, 2020 (the "Prospectus"). Prospective investors are urged to read carefully the Fund's Prospectus and Amended and Restated Limited Liability Company Agreement, as further amended and restated from time to time, which are provided together with (or have preceded) this Supplement. Capitalized terms not otherwise defined herein shall have the same meaning as provided in the Prospectus. If the prospective investor wishes to invest in the Fund, the investor must complete, execute and return the Fund's Investor Certificate, which is provided together with (or has preceded) this Supplement.

The Prospectus, the Fund's statement of additional information ("SAI") dated May 1, 2020, which is incorporated by reference into the Prospectus in its entirety, and the Fund's annual and semi-annual reports, when available, are published on the following website: https://www.ubs.com/us/en/asset-management/individual-investors-and-financial-advisors/products/hedge-funds.html. The SAI and the Fund's annual and semi-annual reports also are available upon request and without charge by writing the Fund at c/o UBS Hedge Fund Solutions LLC, 600 Washington Boulevard, Stamford, Connecticut 06901, or by calling (888) 793-8637. In addition, you may request other information about the Fund or make investor inquiries by calling (888) 793-8637. The SAI, material incorporated by reference into the Fund's registration statement and other information about the Fund also are available on the SEC's website (http://www.sec.gov). The address of the SEC's website is provided solely for the information of prospective investors and is not intended to be an active link.